UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2008

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 3, 2008, Helicos BioSciences Corporation (“Helicos” or the “Company”) committed to a work force reduction plan that will result in the reduction of approximately 30% of the Company’s workforce, during the fourth quarter of 2008 (the “Reduction in Force Plan”).  The Reduction in Force Plan is designed to reduce the Company’s operating costs and direct its resources to continue advancing towards the Company’s near term goals.  Employees directly affected by the Reduction in Force Plan will be provided with severance payments and outplacement assistance.

The Company expects to incur restructuring charges relating to one-time termination benefits of approximately $450,000 in the fourth quarter of 2008.  These charges represent employee severance and termination costs which will be paid out during the fourth quarter of 2008 and will continue into the first quarter of 2009.  The charges that Helicos expects to incur in connection with the Reduction in Force Plan are subject to a number of assumptions, and actual results may materially differ.

Item 7.01	Regulation FD Disclosure

We have examined our practice of providing forward-looking financial and system order guidance and have made the decision to suspend providing such forward-looking guidance. Accordingly, we retract all previous guidance, including with respect to order guidance for 2008 through the second quarter of 2009.  We may resume providing forward-looking guidance when there is more visibility to the market uptake rate for our products.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Ronald A. Lowy
Date: December 4, 2008	Name: Ronald A. Lowy
Title: Chief Executive Officer

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